ImageWare Systems Inc.

IWSY  $1.42 (OTC:PK) – April 15, 2011

ImageWare Systems is currently in the process of auditing its full-year 2009 and 2010 financial statements and quarterly and annual reports to file with the S.E.C.  From 1999 to March 2009 the Company was fully reporting.  It elected to temporarily suspend reporting company in order save the expense of a fully reporting company while it refocused its financial and management resources and repositioned its business.    ImageWare intends to file these and all future audited results as soon as they become available.

                                                                    Unaudited Results

                                                             2008          2009        2010        Q1 - 2011

Net Sales (in Millions)

    $6.5

       $6.5

         $5.5         $1.7

52 – Week Range:

$0.27 - $1.70

              Fiscal Year End:

December 31

Shares Outstanding as of 3/31/11:

25.7 million

              Revenue/Shares (2010):

$0.21

Approximate Float:

14.2 million

              Price/Sales (2010):

6.6X

Market Capitalization:

$36.5 million

Key Investment Considerations

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A number of new multi-million dollar agreements are in various stages of development.

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Company projects a significant ramp up in revenues beginning mid 2011 and continuing through 2012.

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Recently announced award (which could reach as much as $37 million over two years if all phases are implemented) to provide biometric border management solution to an undisclosed foreign country.

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ImageWare Systems is a leading developer of open-architected identity management solutions, providing biometric, secure credential and law enforcement technologies.

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Multi-biometric identity management solutions for marquis client list including international governments and their agencies, law enforcement, public and private business using finger, face, iris, DNA and palm.

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High gross margin (65%+)  software licensing service.

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Only publicly traded pure play in Identity Management Software space.

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Only US company offering “agnostic,” open-architecture platform – works with all existing hardware, software and algorithms.

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Targeting high growth, multi-billion dollar markets just now reaching adoption stage.

Competitive Advantages

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International patents – a truly universal technology platform for multi-biometric identification.

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Patents include the leading edge use of ‘fusion’ - whereby different biometrics are combined for use in authentication or verification.

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Unique and scalable standards-based technology approach ready for worldwide deployment.

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Identity Management Framework with deep product line / serves unlimited population sizes and markets.

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Leading solutions for international clients (i.e. airports, immigration, corporations and law enforcement, etc.) include identity verification, commercial security, anti terrorism and border control.

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Operates on desktop or handheld platforms.

Company Overview

History

Founded in 1987, ImageWare Systems, Inc. is now focused on highly innovative advanced biometric technology solutions.  Biometrics are methods for uniquely recognizing specific human characteristics unique to individuals and are used for identity purposes (including finger, face, iris, DNA and palm).

Since 1994, ImageWare has utilized its core technologies to develop and sell digital imaging based software products for law enforcement.  In 2000, ImageWare began to leverage its patented core imaging technology and industry expertise to enter other and larger markets, and targeted the digital identification and biometric markets for diversification.

Business

ImageWare Systems is a pioneer and leader in the emerging market for software-based identity management solutions, providing biometric, secure credential, law enforcement and enterprise authorization.  Our “flagship” product is the patented  IWS Biometric Engine®.  Scalable for small business or worldwide deployment, the biometric engine is a multi-biometric platform that is hardware, software and algorithm independent, enabling the enrollment and management of unlimited population sizes.  The identification products are used to issue and manage secure credentials, including national IDs, passports, driver licenses, smart cards and access control credentials. The law enforcement products provide public safety with integrated mug shot, fingerprint LiveScan and investigative capabilities. ImageWare also provides comprehensive authentication security software.

Biometric technology is now an integral part of all markets ImageWare addresses, and all products are integrated into the Biometric Engine Platform.  Elements of the IWS Biometric Engine can be used as investigative tools for law enforcement utilizing multiple biometrics and forensic data elements, and to enhance security and authenticity of public and private sector credentials.

ImageWare identity management products are used by hundreds of police departments in the United States as well as by dozens of government and private sector clients in the US, Canada, Mexico, Australia and Japan.

Management Team

Jim Miller, Chairman and CEO -- Jim Miller has served as CEO and as a Director since 1990. From 1980 to 1990, he was an executive with Oak Industries, Inc., a manufacturer of components for the telecommunications industry. While at Oak Industries, Mr. Miller served as a director, General Counsel, Corporate Secretary, and Chairman/President of Oak Industries' Asia- Pacific subsidiaries. Mr. Miller has a J.D. from the University of San Diego School of Law and a B.A. from the University of California, San Diego.

Wayne Wetherell,  SVP of Administration and CFO -- Wayne Wetherell has more than 30 years of senior financial experience, having managed financial operations for a variety of corporations. Prior to joining ImageWare in 1996, he was the VP of Finance and CFO of Bilstein Corporation of America, a manufacturer and distributor of automotive parts. From 1980 to 1990, he held various senior management roles within corporate finance including Director of Finance at Oak Industries, a leading manufacturer of components for the telecommunications industry. Mr. Wetherell holds a B.S. in Management and an M.S. in Finance from San Diego State University.

 Chuck AuBuchon, VP, Business Development -- Chuck AuBuchon joined the Company in 2003 and is responsible for leading ImageWare’s worldwide strategic business relationships and driving the company’s growth in the identity management market segments.  Mr. AuBuchon brings ImageWare more than 25 years of global business development and sales experience in the secure credential industry. Mr. AuBuchon’s expertise ranges from identity authentication/authorization, provisioning, data security and systems integration. Previously, he was VP, Sales & Marketing at Card Technology Corporation, a manufacturer of Card Personalization Systems, where he was responsible for distribution within the Americas, Asia Pacific, and EMEA (Europe, Middle East and Africa) regions. Earlier, Mr. AuBuchon drove the sales efforts of Gemplus and Datacard, where he increased sales by 20% annually.

David Harding, Chief Technical Officer -- Dave Harding, an accomplished technology executive with more than 17 years of technology implementation and management experience, is responsible for strategic design, technology infrastructure and core technology strategy from concept through delivery. Before joining ImageWare in 2006, Mr. Harding held several CTO positions, with the most recent at IC Solutions, Inc., where he was responsible for all technology departments including the development and management of software development, IT and quality assurance as well as their respective hardware, software and human resource budgets. He has also held other CTO and executive management positions at numerous technology companies such as Thirsty.com, Fulcrum Point Technologies, Inc.; and Access360, which is now part of IBM/Tivoli.